EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF XTO ENERGY APPEARS HERE]

Number: 04-14

XTO ENERGY COMPLETES ACQUISITION OF PRODUCING PROPERTIES

IN THE BARNETT SHALE OF NORTH TEXAS AND THE ARKOMA BASIN;

EXPANDS BARNETT SHALE OWNERSHIP

FORT WORTH, TX (April 19, 2004) – XTO Energy Inc. (NYSE-XTO) has completed its previously announced purchases of producing properties in both the Barnett Shale of North Texas and the Arkoma Basin of Arkansas, adding approximately 175 billion cubic feet equivalent (Bcfe) of natural gas reserves. The final closing price of about $223 million reflects adjustments for the purchase of additional working interests in the properties offset by net revenues at closing. The Company has also expanded its current acreage position in the Barnett Shale to a total of more than 20,000 net acres.

XTO Energy’s internal engineers estimate that 51% of the 175 Bcfe of reserves are proved developed. The acquisitions will add about 28 million cubic feet equivalent per day (Mmcfe/d) of production of which 99% is attributable to natural gas. Development costs for the proved undeveloped reserves are estimated at $0.64 per thousand cubic feet (Mcf). The Company will operate more than 88% of the value of these producing properties.

In the Barnett Shale, XTO purchased 118.4 Bcfe of proved reserves (42% developed) for $146.8 million. As of April 15, 2004, these properties contribute about 18 Mmcfe/d to the Company’s growing production base.

The Company also expanded its presence in Arkoma Basin with the purchase of 56.3 Bcfe of proved reserves (70% developed) for $76.3 million. Net production attributable to these properties is about 10 Mmcfe/d, beginning April 1, 2004.

(more)

XTO Energy Completes Acquisition of Producing Properties in the Barnett Shale of North Texas and the Arkoma Basin; Expands Barnett Shale Ownership

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at www.xtoenergy.com

Statements made in this news release, including those relating to daily production, proved reserves and development costs are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and results of drilling activity, the timing of production, treatment and transportation facility installations, the availability of drilling equipment and steel supplies, higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.